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                                  EXHIBIT 12

               Cascade Natural Gas Corporation and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges
                      and Preferred Dividend Requirements


                                                       (Dollars in Thousands)
                                                       Years Ended December 31
                                               ----------------------------------------
                                                 1993            1992            1991
                                               --------        --------        --------
Fixed charges, as defined:
  Interest expense                               7,038           7,478           7,793
  Amortization of debt issuance expense            562             402             362
                                               --------        --------        --------
    Total fixed charges                          7,600           7,880           8,155
                                               --------        --------        --------


Earnings, as defined:
  Net earnings                                   9,103           4,843           7,651
  Add (deduct):
   Income taxes                                  5,224           2,817           4,206
   Cumulative effect of change
      in accounting method                        (209)
   Fixed charges                                 7,600           7,880           8,155
                                               --------        --------        --------
    Total earnings                              21,718          15,540          20,012
                                               --------        --------        --------

Ratio of earnings to fixed charges                2.86            1.97            2.45
                                               ========        ========        ========


Fixed charges and preferred
  dividend requirements:
    Fixed charges                                7,600           7,880           8,155
    Preferred dividend requirements                913             941             229
                                               --------        --------        --------
    Total                                        8,513           8,821           8,384
                                               --------        --------        --------

Ratio of earnings to fixed charges
  and preferred dividend requirements             2.55            1.76            2.39
                                               ========        ========        ========











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